Exhibit 23.3

Reznick Group, P. C.	Tel: (410) 783-4900
500 East Pratt Street	Fax: (410) 727-0460
Suite 200	www.reznickgroup.com
Baltimore, MD 21202-3100

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement on Form S-11 (No. 333-146959), the related Prospectus dated March 17, 2008, and the related Prospectus Supplement No. 10 of Strategic Storage Trust, Inc. for the registration of 110,000,000 shares of common stock and to the inclusion in Post-Effective Amendment No. 3 to the Registration Statement of our report dated February 4, 2008 with respect to the consolidated balance sheet of Strategic Storage Trust, Inc. and Subsidiary as of December 31, 2007, our report dated December 1, 2008 with respect to the combined statement of revenues and certain operating expenses of the Gulf Breeze and Biloxi Properties for the year ended December 31, 2007, and our report dated February 10, 2009 with respect to the statement of revenue and certain operating expenses of the Manassas Property for the year ended December 31, 2007, included therein.

/s/ Reznick Group, P.C.

Baltimore, Maryland
March 16, 2009

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